EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2005 relating to the financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of LSI Logic Corporation, which appears in LSI Logic Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers, LLP

San Jose, CA
July 13, 2005